Exhibit 10.1

MINERAL LEASE

THIS MINERAL LEASE is made effective the 15th day of July, 2008 (“Effective Date”) and entered into as of the Effective Date by and between the NATIVE VILLAGE OF TETLIN also known as the TETLIN VILLAGE COUNCIL (“Tetlin”), an Alaska Native Tribe federally recognized and eligible to receive services from the United States Bureau of Indian Affairs, whose address is P.O. Box 797 Tok, AK 99780, and JUNEAU EXPLORATION COMPANY, d/b/a JUNEAU MINING COMPANY, a Texas corporation authorized to do business in Alaska and having its principal place of business at 3700 Buffalo Speedway Ste. 730, Houston, Texas (77098) (“Juneau”).

RECITALS

WHEREAS, to provide for the well being of its tribal members and to provide for its future generations, Tetlin desires to identify potential economic development opportunities;

WHEREAS, On June 6, 2008 Mr. Brad Juneau, principal of Juneau, attended a Tetlin general meeting to present his proposal regarding the exploration for and potential production of precious metals and/or base metals and gems that might be located on Tetlin Lands on such terms and conditions as Tetlin and Juneau may mutually agree;

WHEREAS, at this general meeting of Tetlin’s members held on June 6, 2008, the members of the Tribe without opposition determined to pursue the negotiation of an agreement concerning exploration and, if commercially feasible, production of Tetlin’s mineral resources;

WHEREAS, Tetlin holds fee simple title to surface and subsurface estates in its former reservation lands pursuant to the Alaska Native Claims Settlement Act, 43 U.S.C. §§1601-1629 (“ANCSA”) based on its refusal of a cash settlement;

WHEREAS, Tetlin desires to lease to Juneau, and Juneau desires to lease from Tetlin the Subject Property, as hereinafter defined, for the purposes of exploration and production as set forth herein;

NOW THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In addition to terms defined above and elsewhere in the text of this Lease, as used in this Lease:

1.1 “Advance Minimum Royalty” means payments made by Juneau to Tetlin in accordance with Section 3.2(b) hereof.

1.2 “Anniversary Date” means each annual anniversary of the Effective Date occurring while this Lease is in effect.

1.3 “Affiliate” means, in relation to Tetlin or Juneau, any person, partnership, joint venture, corporation or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, Tetlin or Juneau as the case requires. For purposes of the preceding sentence, “control” shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.4 “Effective Date” means July 15th, 2008.

1.5 “Land” means all of the lands owned by Tetlin (estimated at 780,000 acres) that were formerly known as the Tetlin Indian Reservation as outlined on Exhibit A, excluding, however, those lands described at Section 2.6 and said Exhibit A.

1.6 “Gross Returns” has the meaning established in Exhibit B.

1.7 “Lease” means this Mineral Lease.

1.8 “Term” has the meaning established in Section 2.3.

1.9 “Minerals” means all minerals and mineral substances (whether hydrocarbons, metallic or non-metallic) in, on or under the Land, including oil, gas, coal, uranium, gold, gems, copper, lead, zinc, and tungsten, among others. The only minerals excluded from this Lease are sand and gravel. In the case that any of the minerals detailed above were found in sand or gravel deposits, said minerals shall constitute Minerals which Juneau may extract pursuant to the terms and conditions of this Lease.

1.10 “Net Returns” has the meaning established in Exhibit B.

1.11 “Subject Property” means the Land and the Minerals.

1.12 “Work Commitment” means all costs and expenses incurred by Juneau for the benefit of the Subject Property for the exploration, evaluation or development of the Minerals, including, without limitation, all salaries and wages and burdens thereon for employees of Juneau and its contractors, travel costs, costs of machinery, equipment, plant, facilities, fixtures and supplies, costs of sampling, assays, analyses, metallurgical testing and pilot plant operation, costs of government permits and approvals, costs of preparing reports, studies and analyses of the potential for development of the Minerals, and an administrative charge of ten percent (10%) of all of the foregoing to compensate Juneau for its home office overhead and administrative costs.

ARTICLE 2

GRANT OF LEASE

2.1 Grant. Tetlin hereby leases unto Juneau, its successors and assigns, all Minerals on, in or under the Land and the appurtenances thereon or thereto, together with the exclusive right to explore, prospect, drill, develop, mine, mill, refine, store, and dispose of minerals and receive the proceeds thereof. It is the intent of the parties that this Lease shall include all of Tetlin’s rights associated with the Minerals that Tetlin possesses on the Effective Date or may hereafter acquire. The rights conveyed include, without limitation, the following:

(a) Uses of Subject Property. Subject to the terms and conditions of this Lease, the exclusive, complete, and unrestricted right to make any use or uses of the Subject Property, to explore for, develop, mine, remove, leach in place, treat, produce, ship and sell, for its own account, all ores and minerals that are or may be found therein or thereon; and of placing and using therein excavations, openings, pits, shafts, ditches and drains, and of constructing, erecting, maintaining, using, and, at its election, removing, any and all buildings, structures, plants, machinery, equipment, railroads, roadways, pipelines, electrical power lines and facilities, stockpiles, waste piles, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of ores, minerals or products, or for any activities incidental thereto (whether presently contemplated or known to be used in the mining, exploration, production or processing of minerals, water or geothermal resources, or energy resources, or for any of the rights or privileges of Juneau hereunder). Subject to the terms and conditions of this Lease, the rights granted further include the right, insofar as Tetlin lawfully may grant it, to divert streams, to remove lateral and subjacent supports, to cave, subside, use, consume, or destroy the surface of the Subject Property or any part thereof, to deposit earth, rocks, waste, lean ore and materials on any part of the Subject Property, to leach the same, and to commit waste to the extent necessary, usual or customary in carrying out any and all of the above rights, privileges and purposes.

(b) Water Rights. The rights, subject to the regulations of the State of Alaska concerning the appropriation and taking of water and the terms and conditions of this Lease, to use water found on the Lands and to drill wells for the water on the Lands, and lay and maintain all water lines as may be necessary or convenient to Juneau in its operations.

(c) No Obligation to Explore, Develop or Mine. Except as provided in Section 3.2(a) with respect to Minimum Work Commitment, nothing in this Lease shall be deemed to create any obligation or duty on Juneau to perform any exploration, development, mining or other activities on or for the benefit of the Subject Property. Juneau may explore, sample, drill, study, plan, analyze, develop or mine the Subject Property in the manner and to the extent that Juneau, in its sole discretion, deems advisable in accordance with the terms and conditions of this Lease. Juneau shall have no duties or obligations, implied or otherwise, to explore for, develop, or remove Minerals from the Subject Properties, it being agreed that the obligation to incur Minimum Work Commitment pursuant to Section 3.2(a) and the payment of Advance Minimum Royalty provided for in Section 3.2(b) are in lieu of any such express or implied duties or obligations. If, after commencing production, Juneau determines in its sole discretion that it desires to temporarily or permanently decrease, shut down, or cease production for any reason, it shall have the right to do so and may maintain this Lease in full force and effect during the Term by incurring Minimum Work Commitment pursuant to Section 3.2(a) making Advance Minimum Royalty payments due to Tetlin pursuant to Section 3.2(b).

(d) Segregation of Lease. In the event that Juneau’s exploration of the Lands results in a discovery of oil, gas or associated hydrocarbons, the parties shall enter into an oil and gas lease in substantially the form of the oil and gas lease attached hereto as Exhibit C. In the event that Juneau’s exploration of the Lands results in a discovery of mineral deposits for which Juneau determines in its reasonable discretion that a separate mineral lease would be commercially advisable (whether of coal, metallic, non-metallic or industrial minerals), the parties shall enter into such a separate mineral lease in a form generally acceptable in the industry on terms no less favorable to Tetlin than this Lease, including the terms of Exhibit B hereto, as modified to fit the circumstances of the specific mineral to be produced.

2.2 Title. Within 90 days after execution of this Lease, and as a condition precedent to Juneau’s obligations hereunder, Tetlin shall deliver the following items or copies thereof to Juneau (to the extent not previously delivered):

(a) Title Information. Any materials in the custody or control of Tetlin that may assist Juneau in examining Tetlin’s title to the Minerals, including, without limitation, deeds, contracts, title reports and title opinions relating to any part of the Subject Property; and

(b) Environmental Information. All materials in the custody or control of Tetlin that may assist Juneau in evaluating environmental conditions on the Subject Property in order to assess future potential liabilities under State, Federal or local environmental laws.

2.3 Term. The term of this Lease (“Term”) shall consist of a primary term and an extended term:

(a) The primary Term shall commence on the Effective Date and shall continue for ten (10) years thereafter, provided that the primary term may be renewed one time by Juneau by giving Tetlin written notice, before the tenth anniversary of the Effective Date, of Juneau’s election to renew the primary term for an additional ten (10) year period, unless the Term is sooner terminated according to the provisions of this Lease. If Juneau elects to renew the primary term as provided herein, Juneau will execute and deliver to Tetlin a written release covering fifty percent (50%) of the Subject Property, thereby terminating any further obligations with respect to that portion of the Subject Property released, other than obligations that survive any termination of this Lease and the terms and conditions hereof, while maintaining the Lease in effect with respect to the portion of the Subject Property not released. Juneau at its sole discretion will determine which portions of the Subject Property will be released. The portions of the Subject Property released do not have to be continuous or connected to each other. The Minimum Work Commitment shall be unaffected by any such release.

(b) The extended Term of this Lease shall continue for so long after the end of the primary Term as Juneau is conducting Operations on the Subject Property. “Operations” shall include, without limitation, exploration, development or mining activities, and may consist of, among other things, geological, geochemical, and geophysical surveys and sampling of the Minerals, drilling, trenching, assaying, metallurgical testing and other activities performed by or for Juneau that are intended to further the exploration, development or production of the Minerals. Juneau shall be deemed to be “conducting Operations on or for the benefit of the Subject Property,” if such Operations do not cease for a period in excess of one (1) year, excluding any period of Force Majeure.

2.4 Lease Termination. This Lease may be terminated as follows:

(a) The parties may terminate this Lease at any time by a written agreement signed by both parties.

(b) Tetlin may terminate this Lease in the event that:

(i) A court or governmental authority of competent jurisdiction enters an order appointing, without consent by Juneau, a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization, or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Juneau, or if any such petition shall be filed against a party and such condition is not reversed or such petition shall not be dismissed within thirty (30) days; or

(ii) Juneau defaults or fails to comply substantially with any of the material covenant, term or condition of this Lease other than the timely payment of the Advance Minimum Royalty. Tetlin may give Juneau written notice of any such alleged default, specifying details of the same, and Juneau shall have thirty (30) days after the date such notice is received: (A) to cure or commence to cure such default, or (B) to contest the claim by submitting it to arbitration. If Juneau does not contest a default alleged by Tetlin and fails to cure or commence to cure such default within thirty (30) days after receipt of such notice, Tetlin may terminate this Lease, in which case Juneau shall promptly convey all of its right, title, and interest in the Land to Tetlin, provided that if the nature of the default is such that it cannot be fully cured within thirty (30) days, Juneau shall be deemed to have cured the default if Juneau commences cure within thirty (30) days and thereafter diligently pursues cure to completion. If after Juneau is found to be in default by a court of competent jurisdiction, and if Juneau fails to cure or commence to cure the default within the timeframe specified by such court, Tetlin may terminate this Lease, in which case Juneau shall promptly convey all of its right, title, and interest in the Lands to Tetlin. If Tetlin alleges a default under this Lease, and Juneau, in good faith, disputes the allegation, Juneau shall be allowed to exercise its rights and duties under this Lease until such time as the said dispute is finally resolved. If Juneau fails to timely pay any annual payment of Advance Minimum Royalty, Tetlin shall be entitled to give Juneau written notice of the failure, and if such failure is not remedied within thirty (30) days after Juneau’s receipt of such notice, then this Lease shall be deemed terminated effective on the thirtieth (30th) day after Juneau’s receipt of the notice. Tetlin shall not have the right to terminate this Lease on the basis of an alleged default or on a failure to remedy a default which results from any cause beyond the reasonable control of Juneau, including, without limitation, the Force Majeure provisions herein.

(c) Juneau may terminate this Lease at any time by giving written notice to Tetlin and tendering to Tetlin a written release of this Lease in proper form for recording. Any notice of termination by Juneau shall be effective upon receipt by Tetlin, unless another effective date is specified by Juneau in such notice. If Juneau terminates this Lease, Juneau shall not be required to incur any Minimum Work Commitment after the date of such termination or to make any Advance Minimum Royalty payments or to perform the obligations accruing or coming due after the termination date; but all royalty payments or obligations that accrue before the termination date shall be timely discharged by Juneau. Tender of the release may be made by mailing same to Tetlin at the address provided herein. Juneau may record a duplicate of the release in the Fairbanks Recording District.

2.5 Lease Termination:

(a) Surviving Obligations. Juneau’s and Tetlin’s obligations under this Lease shall cease upon termination under Section 2.4, except for those obligations that by their terms survive this Lease and those obligations the due date or incurrence of which precede the actual date the notice of termination is received by Tetlin.

(b) Reclamation. Juneau shall have the right of access to, across, over and under the Subject Property for as long as necessary after termination for purposes of performing any reclamation or restoration activity or inspections required by law, rules or regulation or any relevant permit, authorization or approval, and the terms and conditions of this Lease. Until Juneau’s reclamation bond has been released, Tetlin shall not resume operations or allow others to resume operations on the Subject Property unless and until any necessary reclamation bond has been posted for such operations by the new operator.

(c) Removal of Equipment on Termination. Juneau shall have one year after termination of the Term to remove from the Subject Property all personal property and all improvements erected or placed by Juneau in or upon the Subject Property and the right (but, unless required by applicable law or the terms and conditions of this Lease, not the obligation) to remove from the Subject Property all broken or stockpiled ore, minerals, concentrates, or other products (subject to the payment of Production Royalty therefor), dumps, tailings, and residue owned by Juneau or placed on or in the Subject Property by Juneau. Juneau may keep one or more watchmen on the Subject Property during such one year period; provided that nothing contained in this Lease shall be construed to prevent Tetlin from assuming immediate possession and control of the Subject Property for the purpose of conducting mineral exploration and development activities thereon or conveying the Subject Property to third parties so that they may conduct such activities.

(d) Cooperation Between the Parties. Juneau shall make such reasonable accommodations with Tetlin concerning the location and relocation of personal property left on the Subject Property, but not abandoned by Juneau, so as not to interfere with the use of the Subject Property by Tetlin as set forth in this Section; provided that if Juneau fails or refuses to relocate any such items within 30 days after notice to do so has been received by Juneau, such personal property may be relocated by Tetlin at Juneau’s sole expense.

(e) Data on Termination. Upon termination of this Lease, Tetlin shall receive copies of all geophysical and geological data in Juneau’s possession or control, which have not previously been delivered to Tetlin, including interpretive materials derived from such data in accordance with Section 5.5. Juneau agrees that it will within thirty (30) days after the effective date of said termination deliver to Tetlin a copy of all such data. Juneau shall have no liability on account of any use or reliance upon such data by Tetlin or any other party to whom Tetlin delivers such data, and Juneau shall not be deemed to have made any representation or warranty concerning whatsoever concerning such data, including any representation or warranty concerning its completeness or accuracy, other than that Juneau does not have actual knowledge of any defect or inaccuracy of such data which has not bee communicated to Tetlin.

2.6 Restrictions for Religious and/or Ceremonial Activities; Excluded Lands. Tetlin shall advise Juneau of religious or political holidays or events on which Juneau and its agents shall conduct no activities in specified areas of the Lands or Subject Property. Tetlin may impose restrictions on Juneau’s operations within areas in the Subject Property and Lands as Tetlin may determine necessary or appropriate to preserve traditional and/or cultural properties and interests. Exceptions shall only occur with the express permission of Tetlin, by the minimum required number of Juneau employees or agents, and with a designated Tetlin supervisor with authority to control, limit, or forbid any entry or activity, unless Tetlin elects to waive this provision. A waiver once given by Tetlin does not imply the right to request or expect any subsequent waiver. The Tetlin supervisor need not disclose details or reason for any restriction so imposed, thereby avoiding arguments and challenges to his discretion. This condition is without limitation on the portions of Tetlin’s property, which are excluded from the Lands for cultural, traditional, or social reasons. Tetlin will use its best efforts to identify to Juneau the timing and location of activities and the location of areas in the Subject Property and Lands that Tetlin determines necessary to protect in order to preserve traditional and/or cultural properties and interests. Tetlin will use its best efforts to accomplish this by March 30, 2009. The parties will work together to develop written protocols to assist in the implementation of Article 2.6.

ARTICLE 3

CONSIDERATION FOR AGREEMENT

3.1 Consideration. In addition to the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged by both parties, Juneau shall provide the following compensation to Tetlin:

3.2 Minimum Work Commitment; Advance Minimum Royalty; and Expense Deposit.

(a) Work Commitment. Subject to Juneau’s right to terminate this Lease pursuant to Section 2.4(c) and the provisions of Section 4.5, Juneau shall incur minimum Work Commitment for the purpose of exploring, evaluating and developing the Minerals during the Term from and after the Effective Date of this Lease on the following schedule:

Before Dec. 31, 2008: Twenty Five Thousand Dollars ($25,000.00).

During Calendar Year 2009: Two Hundred and Fifty Thousand Dollars ($250,000.00).

During Calendar Year 2010 and Each Year thereafter during which this Lease remains in effect: Three Hundred and Fifty Thousand Dollars ($350,000).

Juneau shall deposit into a segregated account at a national bank having a branch in the State of Alaska, before December 31 of each calendar year, funds equal to the amount of the minimum Work Commitment for the upcoming calendar year. Juneau shall provide a copy of the bank statement showing the deposit to Tetlin. Juneau may withdraw from that account funds needed to perform the Work Commitment during the relevant calendar year. Expenditures in any given year which are in excess of the amounts deposited shall be credited toward future years’ work commitments and shall reduce the amounts required for subsequent deposits. Within fifteen (15) days after the end of each calendar quarter, Juneau shall furnish to Tetlin a statement of the Work Commitments actually incurred by Juneau and withdrawn from the account during such quarter. If a positive balance would remain in said account at the end of a calendar year but for the next-required deposit by Juneau, the balance of such account shall be paid to Tetlin (in lieu of Juneau having fulfilled its Work Commitment for that year).

(b) Advance Minimum Royalty. On each Anniversary Date after the Effective Date of this Lease, while this Lease remains in effect, Juneau shall disburse to Tetlin as “Advance Minimum Royalty:”

Each Anniversary of Effective Date While this Lease Remains in Effect:

Fifty Thousand Dollars ($50,000); and

Each such payment of Advance Minimum Royalty shall be deemed a payment toward production royalties from the Subject Property. The obligation to make such annual Advance Minimum Royalty payments under this Section 3.2(b) shall terminate upon the commencement of commercial production, provided that Juneau shall be obligated to resume such payments if it subsequently suspends commercial production for more than one hundred eighty (180) consecutive days.

(c) Expense Payment. In recognition of the substantial expenses incurred by Tetlin to negotiate and conclude this Agreement, upon execution of this Agreement, Juneau shall pay to Tetlin the sum of $50,000 (the “Expense Payment”). Tetlin shall not be responsible to Juneau to account for the use of the Expense Payment, and the Expense Payment shall not be applied to production royalties as are Advance Minimum Royalty payments.

(d) Tetlin’s Cooperation. Tetlin agrees to cooperate with Juneau and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as may be useful or necessary to permit Juneau to comply with the provisions of this Section 3.2.

3.3 Production Royalty. If the Subject Property is placed into commercial production during the Term, Juneau agrees to pay to Tetlin a royalty from the Land as set forth in more detail in Exhibit B hereto (the “Production Royalty”). The amount of the Production Royalty will vary as follows:

(a) For gold, silver, platinum, palladium, rhodium, ruthenium, osmium, iridium or any other precious metals or gems the amount of the Production Royalty shall be:

3.0% for the first four years of full scale production from the Subject Lands;

4.0% for the fifth, sixth and seventh years of full scale production from the Subject Lands; and

5.0% for the eighth and following years of full scale production from the Subject Lands;

(b) For all lead, zinc, tungsten or other metallic, non-precious Minerals produced from the Subject Lands, the amount of the Production Royalty shall be 2%;

(c) For uranium or coal produced from the Subject Lands, the amount of the Production Royalty shall be 12.5%; and

(d) For oil, natural gas and related hydrocarbons produced from the Subject Lands, the amount of the Production Royalty shall be 16.6667%.

For the purposes of Article III of this Lease, the Subject Property shall be deemed to be in “commercial production” on the date upon which Minerals derived from the Subject Lands are first delivered to a purchaser on a commercial basis; it being agreed that delivery of products resulting from pilot plant or test operations shall not be considered as deliveries on a commercial basis for the purposes of this Section. Juneau shall promptly notify Tetlin of the date of commercial production if the Subject Property is placed in such production. Any and all payments made to Tetlin pursuant to Section 3.3 of this Lease and all payments of Advance Minimum Royalty made to Tetlin pursuant to Section 3.2(b) hereof shall be a credit against any payment of Production Royalty otherwise due hereunder.

3.4 Method of Payment. Except for the payment due on the execution of this Lease, all payments of Advance Minimum Royalties or Production Royalties shall be made by check or wire transfer paid to the order of Tetlin at a bank to be designated by Tetlin in writing. Tetlin shall instruct the bank as to the deposit and disbursement of such payments and shall bear any and all charges of the bank relating to the receipt and disbursements of the payments. Juneau shall be obligated to deliver only one (1) check for any payment due hereunder, and Juneau shall have no responsibility for disbursement or distribution of any such payment after receipt by the described payee. If the bank should fail, liquidate, or be succeeded by another bank or if for any reason it should not accept any payment, Juneau shall not be in default with respect to any such payment until thirty (30) days after Tetlin has delivered to Juneau an instrument signed by Tetlin and by a new depository bank authorizing such new bank to receive and disburse all payments hereunder.

Tetlin shall be responsible for severance taxes, mining license fees, excise taxes or other taxes levied upon the Tetlin’s portion of production of Minerals, if applicable.

3.5 Payments to Successors. In the event of a transfer of all or a portion of Tetlin’s right to receive Minimum and Production Royalties hereunder, whether by assignment, conveyance, bequest, descent and distribution or otherwise, Juneau shall nevertheless be obligated to make only a single payment of such Minimum or Production Royalties hereunder. Tetlin’s successors or assigns shall provide written notice and evidence reasonably satisfactory to Juneau of such transfer and instructions as to the designated payee on behalf of all parties entitled to receive such payment. Juneau may continue making such payments to Tetlin until it has received notice and evidence satisfactory to it designating where and to whom such payments should be made.

3.6 Liens, Encumbrances, Condition of Subject Property, Indemnification. In the event of the expiration or termination of this Lease, Juneau shall surrender the Subject Property, together with all maps, books, data (including title data furnished to Juneau pursuant to Section 2.2(a) hereof) and records that are related to the Subject Property, to Tetlin free and clear of any liens or encumbrances created by Juneau, and in as good a condition as it was on the Effective Date. Juneau shall indemnify and hold harmless Tetlin from and against any and all claims or liabilities arising out of Juneau’s operations on the Subject Property during the Term.

Juneau agrees to post appropriate notices to contractors and materialmen on the Subject Property advising them of the non-liability of Tetlin for work performed and materials provided to the site.

Nothing contained herein shall prohibit Tetlin from creating a mortgage, lien or other encumbrance upon Tetlin’s royalty interest as provided for in this Lease; provided, however, that such mortgage, lien or other encumbrance may not alter Juneau’s rights or responsibilities under this Lease.

3.7 Real Property Taxes. Juneau shall pay before delinquency all taxes and assessments, general, special, ordinary and extraordinary, during the Term upon Juneau’s leasehold interest in the Subject Property then subject to this Lease, and Tetlin shall pay any other taxes assessed against the Subject Property. Juneau and Tetlin shall upon request furnish to the other duplicate receipts for all such taxes and assessments for which it is responsible when paid. Juneau and Tetlin shall have the right to contest, by judicial or other proceedings, in its own name or in the other’s name, the validity or amount of any such taxes or assessments for which it responsible pursuant to this Section 3.7, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, re-adjustment or equalization before it shall be required to pay the same. Neither Juneau nor Tetlin shall permit or suffer the Subject Property, any part thereof or any interest therein to be conveyed, as the result of nonpayment of taxes or assessments for which such party is responsible under this Section 3.7.

3.8 Income or Similar Taxes. Any taxes imposed by the State of Alaska on income derived from mining operation shall be borne by the party receiving the income, and each party shall be responsible for its own federal income taxes, if any.

3.9 Taxes on Production. Juneau shall pay all taxes based upon production of minerals, ores, or products from the Subject Property.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Juneau. Juneau makes the following representations and warranties to Tetlin with respect to the Subject Property:

(a) Corporate Actions. That Juneau is a corporation organized under the laws of the State of Texas, and has the corporate power and authority to enter into this Lease and to perform its obligations hereunder. The execution, delivery, and performance of this Lease and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate actions on the part of Juneau or any Affiliate as the case requires, and no other corporate proceedings on the part of Juneau or any Affiliate as the case requires are necessary to authorize and approve this Lease and the transactions contemplated hereby. This Lease has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Juneau, enforceable against Juneau in accordance with its terms.

(b) No Breach of Agreements. That Juneau will not breach any other agreement or arrangement by entering into or performing this Lease.

(c) No Breach of Corporate Obligations. That neither the execution and delivery of this Lease nor the consummation of the transactions contemplated hereby nor compliance by Juneau with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Juneau’s articles of incorporation or by-laws; (ii) result in a breach or default (or give rise to any right of termination, cancellation, or acceleration of any right to acquire from Juneau any shares of stock of any Subsidiary) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, authorization, franchise, license, permit, agreement or other instrument or obligation to which Juneau, or any corporation of which Juneau owns, directly or indirectly, 50% or more of the outstanding voting securities is a party or by which they or any of their properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Juneau, any Subsidiary or any of their properties or assets.

(d) Compliance with Laws. That Juneau has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of this Lease and its performance.

(e) Knowledge of Claims, Suits, or Investigations. That to the knowledge of the officer signing this Lease there are no claims or threatened or pending actions, suits, proceedings, arbitrations, governmental investigations, or inquiries that could affect the Subject Property or affect Juneau’s ability to perform the terms of this Lease, and that none arising from Juneau’s actions or inactions shall be in existence at the Effective Date.

(f) Juneau’s Capacity, Right, Power, and Authority. That Juneau has the capacity, right, power and authority to enter into and execute this Lease, to perform its obligations under this Lease, and that no proceedings have been commenced or any orders made in connection with a winding up or liquidation of Juneau.

(g) Commissions; Finder’s Fees. That Juneau has not utilized the services of a broker or a finder in the negotiation and execution of this Lease, and that it has not incurred any obligation to pay a broker’s commission or finder’s fee upon the execution and consummation of this Lease.

(h) Costs. That Juneau shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Lease and in performing the transactions contemplated by this Lease.

(i) Noninterference. That Juneau will not do or permit to be done any act which would or might hinder or impair the rights of the other party granted under this Lease.

(j) Employees, Contractors and Consultants. That Juneau specifically assumes responsibility for all actions taken by it, its employees, contractors and consultants for any environmental liabilities created by Juneau after the Effective Date of this Lease.

4.2 Representations and Warranties of Tetlin. Tetlin makes the following representations and warranties to Juneau:

(a) Ownership/Control/Possession. That Tetlin owns, and is in actual and exclusive possession of the Subject Property described on Exhibit A; that Tetlin owns the entire title to the Minerals and that no other party has any right, title or interest therein; that Tetlin has, and the individuals signing this Lease on its behalf have, the full legal authority and ability to convey to Juneau all of its rights to the Land and Mineral Rights.

(b) Conflicting Right or Interest. That there is no right or interest in the Minerals asserted by others and that there is no right or interest in the Lands asserted by others that would prevent Juneau from exercising the rights granted to it by Tetlin hereunder.

(c) No Defects, Liens or Encumbrances. That there are no defects, liens or encumbrances that affect the Subject Property which would materially hinder or impair Juneau’s rights under this Lease; that during the Term Tetlin shall not commit any act or acts that will encumber or cause a lien, claim, charge or encumbrance to be placed on the Subject Property, or that would materially hinder or impair the rights or ability of Juneau to exercise its rights hereunder except as the same are subject and subordinate to the terms of this Lease.

(d) Compliance with Laws. That Tetlin has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of this Lease and its performance.

(e) Knowledge of Claims, Suits, or Investigations. That there are no claims or threatened or pending actions, suits, proceedings, arbitrations, governmental investigations, or inquiries that could affect the Subject Property or affect Tetlin’s ability to perform the terms of this Lease, and that none arising from Tetlin’s actions or inactions shall be in existence at the time of the Effective Date.

(f) Tetlin’s Capacity, Right, Power, and Authority. That Tetlin has the capacity, right, power and authority to enter into and execute this Lease, to lease and convey the Subject Property to Juneau in accordance with the terms and conditions of this Lease, to otherwise perform its obligations under this Lease, and that no proceedings have been commenced or any orders made in connection with a winding up or liquidation of Tetlin.

(g) Corporate Actions. That Tetlin is a federally recognized Alaska Native Tribe and has the power and authority to enter into this Lease, and to perform its obligations hereunder. The execution, delivery, and performance of this Lease and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary actions on the part of Tetlin or any Affiliate, as the case requires; and no other proceedings on the part of Tetlin or any Affiliate, as the case requires, are necessary to authorize and approve this Lease and the transactions contemplated hereby. This Lease has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Tetlin, enforceable against Tetlin in accordance with its terms.

(h) No Breach of Agreements. That Tetlin will not breach any other agreement or arrangement by entering into or performing this Lease; that the consummation of this Lease will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, or any other agreement, instrument or arrangement to which Tetlin is a party, or by which it is bound.

(i) No Breach of Legal Obligations. That neither the execution and delivery of this Lease nor the consummation of the transactions contemplated hereby nor compliance by Tetlin with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Tetlin’s articles of incorporation or by-laws; (ii) result in a breach or default (or give rise to any right of termination, cancellation, or acceleration of any right to acquire from Tetlin any shares of stock of any Subsidiary) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, authorization, franchise, license, permit, agreement or other instrument or obligation to which Tetlin, or any corporation of which Tetlin owns, directly or indirectly, 50% or more of the outstanding voting securities (a “Subsidiary”), is a party or by which they or any of their properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Tetlin, any Subsidiary or any of their properties or assets.

(j) No Material Facts or Events Exist. That no material facts or events exist that have not previously been disclosed by Tetlin to Juneau, and that none shall be in existence at the time of the Effective Date, affecting Tetlin’s ability to perform its obligations under this Lease or affecting the ability of Juneau to benefit from the rights granted to it under this Lease.

(k) Commissions; Finder’s Fees. Other than its agreement with Mr. Hendry under which Tetlin is solely liable to compensate Mr. Hendry from its royalties pursuant hereto, and with respect to which Tetlin shall save and hold Juneau harmless from any liability, Tetlin has not utilized the services of a broker or a finder in the negotiation and/or execution of this Lease, and that it has not incurred any obligation to pay a broker’s commission or finder’s fee upon the execution and consummation of this Lease.

(l) Costs. That Tetlin shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Lease and in performing the transactions contemplated by this Lease.

(m) Noninterference. That Tetlin will not do or permit to be done any act which would or might hinder or impair the rights of the other party granted under this Lease.

(n) Environmental Conditions. That to the best of Tetlin’s knowledge, information and belief, there is no environmental or physical condition on the Subject Property that is, or would be, a violation of any applicable federal, state or local laws, regulations or ordinances, and that it has not received any notice of any investigation of any such condition or violation.

(o) Toxic or Hazardous Substances. That to the best of Tetlin’s knowledge, information and belief, there are (i) other than the native mineralization, no toxic or hazardous substances on or in the Land; (ii) no discharges of toxic or hazardous substances on or in the Land; (iii) no investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the Land under any law or regulation dealing with the control of toxic hazardous materials; and (iv) no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the Land under any law or regulation dealing with the cleanup or remediation of the environment or for damage to the natural resources.

(p) No Royalties. That the Minerals are not subject to any royalties other than the royalties payable to Tetlin set out herein.

4.3 Estoppel Certificate. So long as Juneau is not in default under this Lease, on written request from Juneau, Tetlin will execute and deliver to Juneau a certificate, in form acceptable to Juneau, confirming that the Lease is in full force and effect and that there are no defaults by Juneau under the Lease.

4.4 Remedies for Defects in Title.

(a) Juneau’s Remedies. If Tetlin’s title to the Minerals is defective, or less than herein represented and warranted, Juneau may seek any remedies available to it at law or in equity, including, but not limited to, the restitution of any and all payments made by Juneau pursuant to this Lease with respect to such title defect, recovery of costs incurred by Juneau pursuant to this Lease, rescission of this Lease, the acquisition in Juneau’s name of any adverse interest, and damages incurred by Juneau. Additionally, in the event of Tetlin’s failure to promptly remedy any defects in title or to pay, when due, mortgages or other liens against the Subject Property, Juneau shall have the right, but not the obligation, to remedy such defects or to pay such amounts and if it does so, Juneau shall be subrogated to all the rights of the holder thereof, and Juneau shall have the right to offset and credit against payments due to Tetlin hereunder all of Juneau’s costs incurred and payments made to remedy such defects or to pay such amounts. If Juneau acts to remedy such defects in the manner provided herein, such action shall not constitute an election of remedies by Juneau.

(b) Lesser Interest in Claims. If Tetlin owns an interest in the Minerals that is less than 100%, the amount of the Minimum Work Commitment provided in Section 3.2(a), the Advance Minimum Royalty provided in Section 3.2(b), and the Production Royalty provided in Section 3.3 of this Lease shall be reduced proportionately in accordance with the nature and extent of Tetlin’s interest so that such Minimum Work Commitment, the Advance Minimum Royalty and Production Royalty shall be paid to Tetlin only in the proportion that Tetlin’s interest bears to a 100% interest in such claims. Any such reduction shall not constitute a measure of damages that may be suffered by Juneau or to in any way limit the rights of Juneau to seek any remedies under this Lease.

(c) Escrow of Payments Pending Dispute. If at any time while this Lease is in force and effect a third party asserts a claim of ownership in the Subject Property or the Minerals Products lying in or under the Subject Property or the lands subject thereto or if Juneau is advised by legal counsel that it appears that a third party may have such a claim, Juneau may deposit any payments that would otherwise be due to Tetlin hereunder into an interest bearing, federally-insured bank account and give notice of such deposit to Tetlin. Such funds shall remain in such account until such third party claim is resolved and shall then be paid to Tetlin if the resolution is in Tetlin’s favor or to Juneau if the resolution is in favor of the third party.

4.5 Remedies for Tetlin’s Breach of Non-Title Representations or Warranties. Should Tetlin breach any of the representations and warranties contained in Section 4.2 at the time of the Effective Date, during the Term, Juneau shall have the right to terminate this Lease and seek damages against Tetlin, subject to the terms and conditions of this Lease, or to cure the circumstance that has resulted in a breach of the representation and warranty and offset any payments made to perform such curative action against any payments that would otherwise be due and owing to Tetlin pursuant to this Lease; provided, however, Tetlin shall have thirty (30) days after notice of any breach of the representations and warranties contained in this Section 4.2 given pursuant to Section 8.1 hereof in which to cure such breach.

4.6 Survival of Representations and Warranties. All representations and warranties contained in Sections 4.1 and 4.2 of this Lease shall survive delivery of any deed or termination of this Lease.

4.7 Waiver. A breach of any one or more of the representations and warranties contained in Sections 4.1 and 4.2 of this Lease may be waived by the party in whose favor they are given in whole or in part at any time without prejudice to that party’s rights in respect of any other breach of the same or any other representation or warranty.

ARTICLE 5

COVENANTS

5.1 Periodic Reports During the Term. During the Term, Juneau shall deliver from time-to-time, but not less frequently than quarter-annually, to Tetlin a written report that detail Juneau’s operations and expenditures under this Lease. Juneau makes no representations as to the correctness of the data or interpretations thereof in the report, other than that it is presented in good faith and does not contain any material error or omission to Juneau’s actual knowledge, and any use by or reliance by Tetlin of the report or the information contained therein shall be at Tetlin’s sole risk and expense.

5.2 Conduct of Operations During the Term. During the Term, Juneau shall conduct its operations and activities on the Subject Property as follows:

(a) Compliance with Laws. All activities performed on the Subject Property by Juneau during the Term shall conform substantially with the applicable state and federal laws and regulations, including, without limitation, those pertaining to mine safety and health, environmental protection, and operational permits and consents. As requested by Juneau, Tetlin shall cooperate with and assist Juneau in making applications for all permits, licenses, authorizations and approvals deemed appropriate by Juneau to conduct its activities on the Subject Property.

(b) Mining Practices. Juneau shall conduct such work and in such locations on the land as it deems appropriate; provided that Juneau shall conduct all such work in a good and workmanlike fashion in accordance with industry standards and practices. Juneau shall consult with Tetlin with respect to its mining plans and practices not less often than annually, and shall respond to all commercially reasonable comments and questions of Tetlin with respect thereto.

(c) Cross-Mining. Tetlin grants Juneau the right to mine, remove, and process ore, products and materials from the Subject Property through or by means of shafts, openings or pits that may be in or upon adjoining or nearby lands owned or controlled by Juneau. Juneau may use the Subject Property and any shafts, openings, wells, pits, roads, facilities or equipment on the Subject Property for the mining, removal, treatment, processing, transportation, and disposal of ores and materials from adjoining or nearby lands, or for any purpose related thereto. Juneau’s operations on the Subject Property and its operations on other lands may be conducted upon the Subject Property and upon any and all other lands as a single mining operation and in a commercially reasonable manner, to the same extent as if all such properties constituted a single tract.

(d) Adjacent Areas. Subject to the terms and conditions of this Lease, including, without limitation hereof Section 2.6, Tetlin hereby waives any and all rights, statutory and otherwise, to require Juneau to maintain adjacent support for the Subject Property and any contiguous or adjacent property owned, leased, or controlled by Juneau or any other party. Tetlin waives any right to prohibit Juneau from mining within any minimum distance of any boundary of the Subject Property and contiguous or adjacent lands and hereby grants to Juneau the authority to enter agreements with the owners of contiguous or adjacent lands to allow mining of all ores and minerals located on or under the Subject Property or such other lands.

(e) Reclamation. Juneau shall reclaim the Land from the effects of Juneau’s activities to the extent required by applicable law, generally recognized industry practices, and the terms and conditions of this Lease. In addition to any bond it is required to post by the State of Alaska or any other regulatory entity, Juneau shall post an undertaking from an independent surety of commercially reasonable financial substance in an amount and form to ensure that its total bond amount will be sufficient to cover all the reasonable costs and expenses of reclamation required by this Subsection 5.2(e) and any other applicable reclamation requirements. Juneau shall consult with Tetlin with respect to its reclamation plan(s) including bonding, and shall respond to all commercially reasonable questions and comments regarding such plan including the bonding requirement contained herein.

(f) Stockpiling of Ores and Other Materials and Disposal of Waste. Subject to the terms and conditions of this Lease, Juneau shall have the right to stockpile on the Subject Property or on other lands any ore, materials, overburden or wastes mined or produced from the Subject Property, without the obligation to remove them from where stockpiled or to return them to the Subject Property. The stockpiling of ore, materials, overburden or waste from the Subject Property on other lands shall not be deemed a removal or shipment requiring payment of Production Royalty; however, Juneau shall pay Tetlin the royalty due on such stockpiled Minerals pursuant to this Lease when such royalty would otherwise be due upon disposition of such Minerals or upon termination pursuant to Section 2.4 and 2.5. Juneau shall have the right to stockpile on the Subject Property, without obligation to remove the same at any time, any ore, materials, overburden or waste mined or produced by Juneau from other lands. Tetlin agrees to recognize the rights and interests of others in such ores, materials and waste stockpiled on the Subject Property and to permit the removal of such ores, materials or waste by Juneau or the owner thereof.

(g) Commingling. After Minerals from the Subject Property have been sampled and measured or weighed in accordance with industry practices, in such manner as will permit the computation of any Production Royalty payments to be made pursuant to Section 3.3 hereof, Juneau may mix the same with ores, materials or products from other lands.

(h) Treatment and Processing. Juneau shall have the right, but not the obligation, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any ore, product and materials mined or produced from the Subject Property. Such treatment or processing may be conducted wholly or in part at a facility or facilities established or maintained on the Subject Property or on other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Subject Property or on other lands, without obligation to remove the same. Tetlin shall have no right, title or interest in such tailings or residue; provided, however, that any such tailings or residue remaining on the Subject Property for a period of one (1) year after the date on which this Lease has expired, or has been terminated by Juneau as to all of the Subject Property, shall be deemed abandoned by Juneau and thereupon shall become the property of Tetlin to the extent of its interest in the lands on which such tailings or residue are deposited.

(i) Combined Operations. Subject to the terms and conditions of this Lease, Juneau’s operations hereunder, together with its operations on such adjoining or nearby properties may be conducted as a single mining operation, to the same extent as if the Land and all such other properties constituted a single track of land.

(j) Workers’ Compensation Insurance. Juneau shall maintain adequate workers’ compensation insurance meeting all applicable requirements of law.

(k) Public Liability Insurance. Juneau shall carry public liability insurance in an amount not less than one million American Dollars (US $1,000,000) each occurrence, and two million American Dollars (US $2,000,000) aggregate.

(l) Licenses, Permits and Bonds. Juneau shall obtain all licenses, permits, and bonds required by law for the use of or operations on the Subject Property.

5.3 Personnel. Juneau shall endeavor to train and hire Tetlin people; provided that those people shall comply (at Juneau’s entire satisfaction) with the qualifications established by Juneau and that they shall be subject to the same causes of dismissal as any other employee of Juneau.

5.4 Right of Inspection By Tetlin. During the Term, Tetlin and its duly authorized representatives shall, upon reasonable notice to Juneau, be permitted to enter on the working of Juneau on the Subject Property at Tetlin’s sole risk and expense, at reasonable times for the purpose of confirming that Juneau is complying with its obligations under this Lease; but they shall enter on the Subject Property at their own risk and in a manner which does not hinder, delay or interfere with the operations of Juneau, and shall be subject to all safety rules and procedures applicable to the Subject Property. Tetlin shall: (i) indemnify and hold Juneau, its officers, directors, agents, and employees harmless from any and all damages, claims, demands or costs (including attorneys’ fees and costs of litigation whether pending or threatened) arising out of injury to Tetlin, Tetlin’s agents or representatives or their property in connection with any such inspection activities; and (ii) keep, and shall ensure that its agents, engineers or other persons acting on its behalf keep, confidential all information obtained during inspections, and shall not disclose such information to any other person or entity without the prior written consent of Juneau unless required by law to do so.

5.5 Provision of Geophysical and Geological Date; Confidentiality.

(a) Juneau shall provide to Tetlin during the Term of this Lease any and all geophysical and geological data produced or acquired by Juneau with respect to any of the Lands. For purposes of this Lease, “Geophysical Data” means all data acquired as a result of seismic field operations produced or acquired by Juneau within the Lands during the Term of this Lease, and (2) “Geological Data” means all subsurface geological information to include but not limited to well logs, borings, surveys, tests, magnetic and gravity surveys produced or acquired by Juneau within the Lands during the Term of this Lease. Tetlin agrees to keep such Geophysical and Geological Data confidential and to use such Geophysical and Geological Data only internally during the Term of this Lease, except to the extent such Data pertains to any portion of the Lands released from the Lease by Juneau pursuant to Subsection 2.3(a). At anytime after the six consecutive month period immediately following the termination of the Term, or to the extent such Data pertains to portions of the Lands released from said Lease pursuant to Subsection 2.3(a), Tetlin may use all data provided by Juneau for its own use and may disclose such data to third parties.

(b) Juneau shall keep a log showing the strata and character of each formation passed through during any mining or drilling conducted on the Lands pursuant to this Lease, and Juneau shall conduct such tests and core sampling as are reasonable within the accepted standards of the mining or oil and gas industry for purposes of evaluating the potential for production from the Lands. All such logs and core sampling shall be made available to Tetlin, and Juneau shall provide Tetlin with copies of all such logs. In addition, Juneau shall furnish Tetlin with copies of daily drilling reports and of any other geological and geophysical reports and mining/well file information, promptly after such data is available.

(c) No person associated with either party shall be entitled to distribution of any written materials, receipt or possession of any documents related to this Lease, or a right of inquiry beyond their need to know and to the extent involved in their daily activities. All documents in the hands of employees during the period of any project shall be returned to the parties by subcontractors and employees upon completion of their duties. The terms of any document, activity, or agreement shall not be disseminated except to those with a duty to know, such as governmental authorities and financial institutions with an interest in either party. Third parties making inquiry may be told only of the existence of this Lease and its duration, but not its terms and conditions; provided that Juneau may disclose the terms and conditions to potential purchasers or assignees of all or any portion of Juneau’s interests hereunder, so long as such purchasers or assignees agree to be bound by the confidentiality herein. In the event of an accident or emergency, the public, the media, and government officials shall only be told what is necessary to deal with the accident or emergency.

(d) The obligations of this Article 5.5 shall survive any termination of this Lease, subject to and in accordance with the terms of this Section.

5.6 Environmental Matters.

(a) The Parties desire to clarify the environmental obligations of the Parties relative to all activities conducted under this Lease and have therefore included within this Lease this Section 5.6. The inclusion of this Section should not, however, be construed to be an admission against interest as to any third party on the part of either Tetlin or Juneau relating to any matters covered hereby.

(b) As between the Parties, Tetlin hereby assumes any responsibility and liability, for any Environmental Defects involving the Lands which were or are present and existing on or before the Effective Date of this Lease. Subject to the remaining provisions of this Section, as between the Parties, Juneau hereby assumes responsibility and liability for any Environmental Defects involving any Lands which were caused by Juneau, or Juneau’s contractors, agents or employees after the Effective Date of this Lease. As used herein, “Environmental Defects” shall include, but not be limited to: (i) environmental pollution or contamination, including pollution of the soil, groundwater or air; (ii) underground injection activities and waste disposal; (iii) surface and subsurface pollution caused by spills, pits, ponds or lagoons; (iv) failure to comply with applicable land use, surface disturbance, licensing or notification requirements; and (v) violation of any environmental laws or regulations, land use rules or regulations, or any demands or orders of appropriate governmental or regulatory agencies. Normal well and facility abandonment obligations arising in the ordinary course of operations shall not be considered as Environmental Defects for purposes of this Section unless Juneau has failed to timely and properly comply with such obligations and requirements.

(c) Juneau shall indemnify, defend and hold Tetlin harmless from and against any and all claims, either civil, criminal or administrative, related to any Environmental Defect involving Lands subject to this Lease to the extent such Defects are determined to have been caused by activities or operations undertaken by Juneau, its contractors, agents or employees.

(d) The indemnity from Juneau to Tetlin shall survive termination of the Lease for a period of five (5) years from the date of termination.

ARTICLE 6

ASSIGNMENT

6.1 Assignment by Juneau. Juneau shall have the right at any time and from time to time, in its sole discretion, to assign, transfer or encumber all or any portion of its interest in this Lease and/or the Subject Property on such terms and conditions and for such consideration as Juneau shall determined in its sole discretion; provided that the assignee shall have reasonably sufficient financial capacity to perform its obligations hereunder, and Tetlin does not have commercially reasonable objection to such assignee. Any such assignment, transfer or encumbrance shall be subject to all rights of Tetlin hereunder, and upon such assignment or transfer by Juneau, the obligation to make the payments due hereunder shall become the obligation of the transferee.

6.2 Assignment by Tetlin. Tetlin shall have the right to assign or transfer all or any portion of its interest in the Subject Property and/or this Lease, subject to the rights of Juneau provided in this Section 6.2. If Tetlin intends to assign or transfer all or any of its interest in the Subject Property or in this Lease, it shall promptly notify Juneau. The notice shall state the price and all other pertinent terms and conditions of the intended assignment or transfer and shall be accompanied by a copy of the offer or contract. Juneau shall have 30 days from the receipt of such notice to advise Tetlin whether it elects to acquire the interest subject to the notice at the same price and on the same terms and conditions as are set forth in the notice. If Juneau exercises its right to purchase the interest of Tetlin subject to the notice, Juneau shall pay to Tetlin an amount equal to the value of the third party offer upon terms that are economically no less favorable to the Tetlin than the third party offer. If Juneau fails to elect to exercise this right, Tetlin may complete the proposed transaction with the third party on the terms and conditions as described in the notice to Juneau. If Tetlin does not thus complete the proposed transaction within one hundred twenty (120) days after Juneau’s failure to exercise its right of purchase, any subsequent offer or transactions contemplated by Tetlin shall be subject to the terms of this Section 6.2.

ARTICLE 7

INDEMNIFICATION

7.1 Pre-Effective Date Liability. Tetlin shall indemnify, keep indemnified and hold harmless Juneau for any and all claims or liabilities arising out of any event or circumstance that occurred or existed on or before the Effective Date, including, but not limited to, any environmental liabilities.

7.2 Pre-Agreernent Liability. Each party hereto shall defend, indemnify, and hold the other, its directors, officers, employees and agents and those of its Affiliates harmless from all costs, liability, loss, damage, claim, expense or contribution, including reasonable attorneys’ fees, arising out of or related to any breach of any representation contained in this Lease.

7.3 Liability of Juneau after Effective Date. Juneau shall assume all risk of loss, death, or injury to property or person, which may arise out of or in connection with any accident that may occur on the Subject Property after the Effective Date except to the extent that such loss or injury was caused by the negligent conduct of Tetlin, its agents, representatives or employees or as a result of the presence of Tetlin, its agents, representatives or employees on the Lands in connection with any inspection pursuant to Section 5.8. Juneau shall indemnify, defend and save harmless Tetlin, its employees and agents, and those of his Affiliates:

(a) From all claims, demands, suits, judgments, costs, and expenses on account of any loss or injury, except to the extent that such loss or injury was caused by the negligent conduct of Tetlin, its agents, representatives or employees or as a result of the presence of Tetlin, its agents, representatives or employees on the Lands in connection with any inspection pursuant to Section 5.8; and

(b) From any liability arising from requirements, levies or fines of any type by any local, state or federal governmental bodies that are incurred by Juneau as a result of Juneau’s operations, actions or omissions on the Subject Property, including any violation by Juneau of applicable provisions of federal, state or local law intended to protect the environment.

7.4 Liability of Tetlin after Effective Date. After the Effective Date, Tetlin shall, in addition to the indemnification required under Section 5.4 above, indemnify, defend and save harmless Juneau, its directors, officers, employees and agents, and those of its Affiliates, from all claims, demands, suits, judgments, costs and expenses on account of any loss or injury to the extent that such loss or injury was caused by the negligent conduct of Tetlin, its agents, representatives or employees or those of its Affiliates.

ARTICLE 8

NOTICES

8.1 Notices. Any notice, election, invoice, payment or other correspondence required, permitted or requested hereunder shall be deemed to have been properly given or delivered when made in writing and personally delivered, or made in writing and sent by United States certified or registered mail, by telex or electronic transmission, with all necessary postage or charges fully prepaid, and addressed to the party at the address specified below:

Tetlin: Tetlin Village Council

P.O. Box 797

Tok, AK 99780

Attention: Howard Mermelstein

Juneau: Juneau Mining Company

3700 Buffalo Speedway Ste 730

Houston, TX 77098

Attention: Brad Juneau

Any party may change its address for the purpose of notices or communications hereunder by furnishing notice thereof to the other parties in compliance with this Section 8.1. Notices shall be considered delivered and effective three (3) days following the date of mailing, on the day following telex or electronic transmission, or on the day of personal delivery.

ARTICLE 9

MISCELLANEOUS

9.1 Confidentiality. The terms and conditions of this Lease and all data and information acquired by Tetlin or Juneau by virtue of this Lease shall be deemed confidential and shall not be disclosed by the recipient party to any third party during the Term, except as may be required to publicly record or protect title to the Subject Property or by the laws and regulations of the United States or any state or local government. Nothing herein shall be deemed to restrict the disclosures made by either party hereto of that party’s own information, including any information relating to its exclusive rights. Each party agrees to hold in confidence all information disclosed to it directly or indirectly by the other party or any of its Affiliates; provided, however, the obligations of confidentiality shall not apply to (i) information that at the time of disclosure is generally available to the public; (ii) information that after disclosure is published or otherwise becomes generally available to the public through no fault of the recipient (but only after, and only to the extent that, it is published or otherwise becomes generally available to the public); (iii) information that the recipient can show already was in the possession of the recipient or its Affiliates at the time of disclosure (except in anticipation of this Lease) and that without breach of any obligation of confidence such recipient is free to disclose to others; or (iv) information that the recipient reasonably believes is required to be disclosed by applicable law or stock exchange rules.

9.2 Construction. The article, section and subsection headings contained in this Lease are inserted for convenience of reference only and should not be taken or construed to define, limit or describe the intent of the Lease, or to affect its terms or provisions. Unless otherwise expressly provided, or unless the context shall otherwise require, words importing the singular shall include the plural and words importing the masculine gender shall include the feminine gender, and vice versa.

9.3 Force Majeure. The respective obligations of the parties under this Lease shall be suspended during the time and to the extent that the party is prevented from compliance or performance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, inability to obtain permit or license approvals on reasonably acceptable terms and conditions, act of God, act of public enemy, delays in transportation, or other cause of the same or other character beyond the reasonable control of such party, whether or not foreseeable. A party affected by Force Majeure shall promptly furnish notice of commencement and termination of the Force Majeure to the other party and shall use reasonable diligence to remedy or eliminate the Force Majeure, but shall not be required to settle any labor dispute or contest the validity of any law, regulation or any action or inaction by civil or military authority.

9.4 Governing Law. For all purposes, this Lease shall be deemed to be a contract made in the State of Alaska and shall be governed by applicable federal law and the law of the State of Alaska. Subject to the remainder of this Section 9.4, the Parties hereby submit to the exclusive jurisdiction of the federal and state courts of the State of Alaska.

(a) The parties agree that any adoption or utilization of Alaska law is for purposes of Lease construction and enforcement only, and is not intended to authorize, sanction, or endorse the application of the laws of the State of Alaska to Tetlin for any other purposes, to the extent that such laws would not otherwise apply to Tetlin.

(b) Tetlin hereby expressly waives its sovereign immunity to the limited extent necessary to permit judicial review by a court of competent jurisdiction as provided herein, and shall not raise sovereign immunity as a defense to such proceedings, with respect to the following relief only:

(1)	declarations of the parties’ rights, duties, adequacy of performance or breach of or under this Lease;

(2)	interlocutory or final orders directing either party to specifically perform its obligations under this Lease;

(3)	orders enforcing a decision or judgment of any court of competent jurisdiction;

(4)	Tetlin shall not be liable for attorney’s fees of the other party or any costs;

(5)	Tetlin shall only be liable for money damages to the extent that the award can be paid from royalties previously paid to Tetlin and/or future royalty payments under Article 3.3 of this Lease.

9.5 Binding Effect; Inurement. This Lease shall be binding upon and inure to the benefit of each of the parties hereto, and their successors in interest and permitted assigns.

9.6 Entire Agreement. This Lease contains the entire understanding between the parties relating to its subject matter. This Lease supersedes all previous agreements, discussions, statements and understandings, written and oral. There are no terms, consideration, warranties, representations, or covenants, or conditions, express or implied, including any implied obligation of Juneau to explore, mine or otherwise work on the Subject Property, other than stated in this Lease. This Lease may be amended or modified only by an instrument in writing signed by the parties with the same formality as this Lease.

9.7 Area of Interest. Any right or interest in minerals acquired by Tetlin or any party acting for or on behalf of Tetlin during the Term, any portion of which claim is situated in whole or in part within ten (10) miles of the exterior boundaries of the Lands (the “Area of Interest”) shall, upon the election of Juneau become subject to the terms and conditions of this Lease at no increase in the Advance Minimum Royalty payments or the amount of the Minimum Work Commitment. Tetlin shall promptly notify Juneau in writing of its location or acquisition of any land, right or interest within the Area of Interest. If Juneau elects to have any such land or interests made subject to this Lease, it shall so notify Tetlin, and Tetlin shall promptly execute an amendment and ratification of this Lease satisfactory to Juneau adding, at no cost to Juneau, such claims or interests to the Subject Property subject to this Lease.

9.8 Acquisitions by Juneau. The parties hereto expressly acknowledge and agree that this Lease applies only to the Subject Property. Without limiting the foregoing, Tetlin shall have no claim or right with respect to any lands, mining claims or mineral interests of any kind which Juneau may now own or control, or which Juneau may hereafter acquire outside of the Subject Property whether or not any such acquisition may arise or result from Juneau’s review or interpretation of information derived from the Subject Property. Additionally, Tetlin shall have no right to any data, materials or other information that may be generated from, or acquired by Juneau with respect to, lands outside the Subject Property, whether or not such data, materials or information may be relevant or material to the Subject Property.

9.9 Memorandum. At the request of Juneau, Tetlin shall execute a memorandum of this Lease that shall not disclose consideration or other financial information contained herein. Juneau shall be entitled to record the memorandum in the official records of the Fairbanks Recording District, State of Alaska. The execution, recording and filing of the memorandum of this Lease shall not limit, increase or in any manner affect any of the terms hereof, or any rights, interest or obligations of the parties hereto.

9.10 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be considered as original for all purposes, but all of which shall constitute the same Lease; provided, however, this Lease shall not be binding on any party hereto unless and until it or a counterpart has been executed by all parties hereto.

9.11 Further Assurances. Tetlin and Juneau hereby covenant to do, execute and perform all such acts, documents, conveyances, agreements and assurances as are necessary, desirable or requested by another party to give full effect to the provisions of this Lease. In addition, Tetlin will fully cooperate with Juneau in obtaining accommodations from third parties to confirm the validity of the title conveyed by Tetlin to Juneau under this Lease as Juneau may from time-to-time request.

9.12 Relationship of the Parties. Nothing contained herein shall be deemed to constitute either party the partner, venturer, agent or legal representative of the other party, or to create any partnership, mining partnership, joint venture or fiduciary relationship between them, for any purpose whatsoever. Neither Juneau nor any of its employees shall constitute or be deemed to be an employee, servant, agent or representative of Tetlin for any purpose whatsoever. All employees, agents and permitted subcontractors of Juneau shall be under the direct supervision and control of Juneau, including the hours worked by the employee, agent or representative. Juneau agrees that it hereby expressly waives and will make no legal, equitable or administrative claim alleging that it is or may be entitled to receive benefits under any company employee benefit plan or program and will indemnify and hold Tetlin harmless from any claim by Juneau’s employees to the contrary.

9.13 Severability. If any part, term or provision of this Lease is determined to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Lease did not contain the particular part, term or provision held to be invalid.

9.14 Disputes Not to Interrupt Operations. Disputes or differences between the parties hereto shall not interrupt performance of this Lease or the continuation of operations hereunder. In the event of any dispute or difference, operations may be continued and settlements and payments may be made hereunder in the same manner as prior to such dispute or difference.

9.15 The parties will endeavor to avoid disputes and will meet and confer before any disputes are taken to any forum for resolution. The parties will seek mediation before taking any dispute to court.

9.16 Time is of the essence of this Lease.

9.17 All references to money refer to United States Dollars.

IN WITNESS WHEREOF, the parties have executed this LEASE AND OPTION AGREEMENT effective as of the day and year first above written.

TETLIN VILLAGE COUNCIL

By:	/s/ Donald Adams
NAME:	Donald Adams
TITLE:	Chief

ATTEST:

/s/ Wilfred Adams
NAME:	Wilfred Adams

[TITLE] Council Member

JUNEAU MINING COMPANY

By: J. Brad Juneau
[NAME] J. Brad Juneau
[TITLE] President

ATTEST:
Elizabeth Temper
[NAME] ELIZABETH TEMPER
[TITLE] WITNESS

STATE OF Alaska )
Third Judicial District ) ss.
~~COUNTY OF~~ )

This certifies that on the 16 day of July, 2008, before me, the undersigned, a Notary Public in and for the State of Alaska personally appeared Donald Adams, Chief of TETLIN VILLAGE COUNCIL, who acknowledged to me that he executed this LEASE AND OPTION AGREEMENT freely and voluntarily for the uses and purposes therein mentioned on behalf of said corporation, and that the corporate seal was properly affixed pursuant to his direction.

Witness my hand and official seal.

My Commission expires: 6/26/2010

Paula A. Zawodny
Notary Public

PAULA A. ZAWODNY NOTARY PUBLIC STATE OF ALASKA

STATE OF Alaska )
) ss.

AMENDMENT No. 1 TO MINERAL LEASE

THIS AMENDMENT No. 1 TO MINERAL LEASE (“Amendment No. 1”) is made effective the 1st. day of October, 2009 (“Effective Date”) and entered into as of the Effective Date by and between the TETLIN VILLAGE COUNCIL (“Tetlin”), an Alaska Native Village corporation organized pursuant to the Alaska Native Claims Settlement Act, 43 U.S.C. §§1601-1629 (“ANCSA”), whose address is P.O. Box 797 Tok AK 99789, and JUNEAU EXPLORATION, LP, a Texas limited partnership, d/b/a JUNEAU MINING COMPANY, authorized to do business in Alaska and having its principal place of business at 3700 Buffalo Speedway Ste. 730, Houston, Texas (77098) (“Juneau”).

RECITALS

WHEREAS, Tetlin and Juneau entered into a Mineral Lease effective July 15, 2008 (the “Original Lease”), for which a Memorandum of Mineral Lease was recorded on September 19, 2008 in the records of the Fairbanks Recording District: 401, State of Alaska, as document number 2008-019032-0;

WHEREAS, the Original Lease contained certain typographical errors that Tetlin and Juneau wish to correct;

WHEREAS, Tetlin and Juneau desire to amend the Original Lease as set forth herein;

NOW THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

1. Introductory Paragraph:

The introductory paragraph of the Original Lease is hereby deleted and the following paragraph substituted therefor:

THIS MINERAL LEASE is made effective the 15th day of July, 2008 (“Effective Date”) and entered into as of the Effective Date by and between the TETLIN VILLAGE COUNCIL, a/k/a the TETLIN TRIBAL COUNCIL (“Tetlin”), an Alaska Native Village corporation organized pursuant to the Alaska Native Claims Settlement Act, 43 U.S.C. §§1601-1629 (“ANCSA”), whose address is P.O. Box 797 Tok AK 99789, and JUNEAU EXPLORATION, LP, a Texas limited partnership, d/b/a JUNEAU MINING COMPANY, authorized to do business in Alaska and having its principal place of business at 3700 Buffalo Speedway Ste. 730, Houston, Texas (77098) (“Juneau”).

2. The Original Lease stated that Tetlin held fee simple title to surface and subsurface estates in its former reservation lands, and estimated the acreage of those lands as 780,000 acres. The Tetlin Native Corporation (“TNC”) objected to the Original Lease insofar as it purported to include lands not conveyed to Tetlin pursuant to a Statutory Quitclaim Deed from TNC to Tetlin. Juneau and Tetlin agree that Juneau shall be given credit for this substantial reduction in acreage under the Original Lease by deleting Paragraphs 1.5 and 2.3(a) of the Original Lease and substituting therefor the following provisions:

1.5 “Land” means all of the lands owned by Tetlin that were formerly known as the Tetlin Indian Reservation as outlined on Exhibit A and granted to the Tetlin Native Corporation (estimated at 780,000 acres), excluding, however, those lands described at Section 2.6 and said Exhibit A, but the term “Land” shall be specifically limited to the lands were granted to Tetlin by the Tetlin Native Corporation by that certain Statutory Quitclaim Deed recorded on September 5. 1996, in the Fairbanks Recording District, State of Alaska, at Book 0969, Pages 001-002 which is attached as a part of Exhibit A hereto.

2.3 Term. The term of this Lease (“Term”) shall consist of a primary term and an extended term:

(a) The primary Term shall commence on the Effective Date and shall continue for ten (10) years thereafter, provided that the primary term may be renewed one time by Juneau by giving Tetlin written notice, before the tenth anniversary of the Effective Date, of Juneau’s election to renew the primary term for an additional ten (10) year period, unless the Term is sooner terminated according to the provisions of this Lease. If Juneau elects to renew the primary term as provided herein, Juneau will execute and deliver to Tetlin a written release covering fifty percent (50%) of the estimated 780,000 acres described in the Lease prior to this Amendment No. 1 (said release shall include, in the calculation of acreage to be released, the amount of acreage described in the Lease prior to Amendment No. 1 that is owned by Tetlin Village Corporation (“TNC”) (estimated to be in excess of 100,000 acres) thus crediting such acreage owned by TNC against the 50% to be released by Juneau as a recognition of Juneau’s inability to use the lands owned by TNC), thereby terminating any further obligations with respect to that portion of the Subject Property released, other than obligations that survive any termination of this Lease and the terms and conditions hereof, while maintaining the Lease in effect with respect to the portion of the Subject Property not released. Juneau at its sole discretion will determine which portions of the Subject Property will be released. The portions of the Subject Property released do not have to be continuous or connected to each other. The Minimum Work Commitment shall be unaffected by any such release.

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3. The first sentence of Paragraph 9.1 of the Original Lease is hereby deleted and the following provision substituted therefor

9.1 Confidentiality. The terms and conditions of this Lease and all data and information acquired by Tetlin or Juneau by virtue of this Lease shall be deemed confidential and shall not be disclosed by the recipient party to any third party during the Term without the written consent of the other party, except as may be required to publicly record or protect title to the Subject Property or by the laws and regulations of the United States or any state or local government.

The remainder of paragraph 9.1 of the Original Lease shall remain unchanged and of full force and effect.

4. At the request of Juneau, Tetlin shall execute a Memorandum of Amendment No. 1 to Mineral Lease that shall not disclose consideration or other financial information contained herein. Juneau shall be entitled to record the Memorandum in the official records of the Fairbanks Recording District, State of Alaska. The execution, recording and filing of the Memorandum shall not limit, increase or in any manner affect any of the terms hereof, or any rights, interest or obligations of the parties hereto. This Amendment No. 1 to Mineral Lease shall not be recorded.

5. The remaining terms provisions of the Original Lease shall remain unchanged and of full force and effect, and except as modified herein, the terms and provisions of the Original Lease shall apply to this Amendment No. 1.

IN WITNESS WHEREOF, the parties have executed this AMENDMENT No. 1 TO MINERAL LEASE effective as of the day and year first above written.

TETLIN VILLAGE COUNCIL

By:	/s/ Donald Adams
NAME:	Donald Adams
TITLE:	Chief

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ATTEST:

____

[NAME] Jennifer Grigsby

[TITLE] Executive Assistant

Juneau Exploration, L.P. d/b/a Juneau Mining Company

By: ______________________________

Name: John B. Juneau

Title: Sole Manager of Juneau GP LLC

General Partner of Juneau Exploration, L.P.

ATTEST:

____

[NAME] Trupti Patel

[TITLE] Land Assistant

STATE OF Texas)

) ss.

COUNTY OF Leon)

This certifies that on the 19th day of November, ~~1994,~~ 2009 before me, the undersigned, a Notary Public in and for the State of Texas personally appeared Donald Adams of TETLIN VILLAGE COUNCIL, who acknowledged to me that he executed this AMENDMENT No. 1 TO MINERAL LEASE freely and voluntarily for the uses and purposes therein mentioned on behalf of said corporation, and that the corporate seal was properly affixed pursuant to his direction.

Witness my hand and official seal.

My Commission expires: 01-02-2013

NOTARY PUBLIC STATE OF TEXAS
VIRGINIA S. SITTON
My Commission Expires
January 02, 2013

____

Notary Public

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